Exhibit 10.46

Second Amendment to the Restricted Stock Trust Agreement

Under the Wyeth Stock Incentive Plans

This Amendment (the “Amendment”) is hereby entered into effective as of January 1, 2008, by and between Wyeth (the “Company”) and Jack O’Connor (the “Trustee”):

W I T N E S S E T H

WHEREAS, the Company and the Trustee entered into on April 20, 1994, a Declaration of Trust and Trust Agreement (the “Trust Agreement”), to implement various Restricted Stock Performance Award Agreements entered into from time to time by and between the Company and key employees and directors initially under the 1993 Stock Incentive Plan and the 1994 Restricted Stock Plan for Non-Employee Directors;

WHEREAS, the Company and the Trustee adopted certain amendments to the Trust Agreement, including (but not limited to) an amendment adopted on April 21, 2006 changing the name of the Trust Agreement and providing that any reference to “Plan” therein shall include Wyeth Stock Incentive Plan of 2005, the Wyeth Stock Incentive Plan of 2002, the Wyeth Stock Incentive Plan of 1999, the Wyeth Stock Incentive Plan of 1996, the Wyeth Stock Incentive Plan of 1993, the 1994 Restricted Stock Plan for Non-Employee Directors and the 2006 Non-Employee Directors Stock Incentive Plan (collectively, the “Equity Plans”);

WHEREAS, by resolutions dated June 22, 2006, the Compensation and Benefits Committee of the Board of Directors of the Company authorized the Deferred Compensation Tax Compliance Committee (the “Deferred Compensation Committee”) to adopt amendments to documents governing the Equity Plans that the Deferred Compensation Committee deems necessary, advisable or desirable to avoid adverse tax consequences under Section 409A of the Internal Revenue Code of 1986, as amended, to participants in such plans; and

WHEREAS, the Deferred Compensation Committee and the Trustee desire to clarify the Trust Agreement as provided herein.

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows, effective as of January 1, 2008:

1. Section 4.1 of the Trust Agreement is hereby clarified by amending it in its entirety as follows:

All payments from the Trust shall be made by the Trustee to such persons, in such manner, at such times and in such amounts as the Committee shall direct; provided, however, that payments to any such person shall include the income from and increment on any shares of Company Stock contributed to the Trust on behalf of such person pursuant to Section 3.1 hereof to which such payments are attributable. For avoidance of doubt, such income shall include the dividends equivalents (if any) paid on such shares of Company Stock, which the Trustee shall use to purchase additional shares of Company Stock on behalf of such person; provided, however, that the Committee may, in its discretion, determine that any fractional shares shall be paid in cash. And such income shall be paid at the same time and in the same form as the shares of Company Stock to which it is attributable. The Trustee shall be under no duty to make inquiry as to whether any distribution direction by the Committee is made pursuant to the provisions of the Plan.

2. Except as specifically set forth herein, all other provisions of the Trust Agreement shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed December 15, 2008.

By:	/s/ Jack O’Connor
Trustee

By:	/s/ Mary Katherine Wold
Mary Katherine Wold
For the Deferred Compensation Tax
Compliance Committee

Attested:

/s/ Eileen Lach
Eileen Lach
Corporate Secretary

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